                                                                   Exhibit 10.13

                                SUPPLY AGREEMENT

                                     BETWEEN

            MANUFACTURERS' SERVICES SALT LAKE CITY OPERATIONS, INC.

                                       and

                                3COM CORPORATION

----------
[*] = Information redacted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed separately with the Commission.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.    DEFINITIONS ...........................................................  1

2.    PRECEDENCE OF DOCUMENTS ...............................................  3

3.    PURCHASE AND SUPPLY COMMITMENT ........................................  3

4.    PURCHASE ORDERS, FLEXIBILITY, RESCHEDULES, CANCELLATIONS ..............  4

5.    ROLLING FORECAST ......................................................  6

6.    PURCHASES BY BUYER'S AUTHORIZED AGENTS ................................  6

7.    EXCESS MATERIALS ......................................................  7

8.    OBSOLETE MATERIALS ....................................................  7

9.    TERM OF AGREEMENT .....................................................  7

10.   PRODUCTION CAPACITY ...................................................  7

11.   FLEXIBILITY CAPABILITY ................................................  8

12.   MATERIALS TRANSFER ....................................................  8

13.   PRICING ...............................................................  8

14.   DELIVERY ..............................................................  9

15.   PACK-OUT, PACKING, MARKING, AND SHIPPING INSTRUCTIONS .................  9

16.   QUALITY STANDARDS AND CERTIFICATION ...................................  9

17.   INSPECTION, TESTING, AND ACCEPTANCE ................................... 11

18.   RETURN OF PRODUCT ..................................................... 12

19.   SUPPORT ............................................................... 13

20.   WARRANTY .............................................................. 13

21.   PAYMENT ............................................................... 15

                                TABLE OF CONTENTS
                                   (continued)
                                                                            Page
                                                                            ----

24     CHANGES .............................................................. 15

23.    PROTOTYPING AND ENGINEERING SERVICES ................................. 16

24.    INTELLECTUAL PROPERTY RIGHTS ......................................... 17

25.    TERMINATION FOR CAUSE ................................................ 18

26.    TERMINATION FOR CONVENIENCE .......................................... 18

27.    LIMITATION OF LIABILITY .............................................. 19

28.    FORCE MAJEURE ........................................................ 19

29.    NONASSIGNABILITY ..................................................... 20

30.    NOTICES .............................................................. 20

31.    COMPLIANCE WITH LAWS ................................................. 21

32.    PATENT, COPYRIGHT AND TRADEMARK INDEMNITY ............................ 21

33.    CAPACITY PLANNING .................................................... 23

34.    GRATUITIES ........................................................... 23

35.    INSURANCE AND STATUTORY OBLIGATIONS .................................. 23

36.    INSURANCE COVERAGE ................................................... 24

37.    CONFIDENTIAL INFORMATION ............................................. 24

38.    PUBLIC ANNOUNCEMENTS ................................................. 25

39.    COUNTRY OF ORIGIN .................................................... 26

40.    PROPERTY FURNISHED BY BUYER .......................................... 26

41.    GENERAL .............................................................. 26

       EXHIBITS:
       Exhibit A - Products and Pricing

TABLE OF CONTENTS
                                       (continued)

                                                                            Page
                                                                            ----

Exhibit B - Specifications
Exhibit C - Buyers' Pack-Out and Packaging Specifications
Exhibit D - Flexibility Parameters
Exhibit E - Buyer's Affiliates and Authorizing Agents
Exhibit F - Performance Standards
Exhibit G - Build Request Process Flow
Exhibit H - Long Leadtime Authorization Form
Exhibit I - Environmental Warranties
Exhibit J - Statement of Work

                                SUPPLY AGREEMENT

      THIS SUPPLY AGREEMENT (hereinafter referred to as "the Agreement"), dated and effective this 27th day of November 1999, ("Effective Date"), and the schedules attached hereto between

      Manufacturers' Services Salt Lake City Operations, Inc., a company organized and existing under the laws of Delaware and having its principal place of business at 5742 West Harold Gatty Drive, Salt Lake City, Utah 84116 ("Seller") on the one hand and

      3Com Corporation, a company organized and existing under the laws of Delaware and having its principal place of business at 5400 Bayfront Plaza, Santa Clara, California 95052 ("Buyer") on the other hand. "Seller and Buyer" are hereinafter also collectively referred to as "Parties" and individually as a Party.

      WHEREAS, Seller agrees to manufacture and sell to Buyer the Products (as hereinafter defined) and Buyer agrees to purchase from Seller such Products, subject to the terms and conditions of this Agreement.

1. DEFINITIONS

      A. "Affiliate": with respect to any Party, any other party directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this definition, "control" when used with respect to any party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such party, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing. Buyer's Affiliates are identified in Exhibit E, which may be changed by written notice from Buyer to Seller from time to time.

      B. "BOM": Buyer's Bill of Materials.

      C. Buyer's "Authorized Agent": any of Buyer's Affiliates, or any third party suppliers, subcontractors or contract manufacturers who desire to purchase Products or Materials and whose credit worthiness is reasonably acceptable to Seller, who purchase on a letter of credit basis, or whose payment obligations are guaranteed by Buyer. Buyer's Authorized Agents are identified in Exhibit E, which may be changed from time to time by written agreement between Buyer and Seller.

      D. "Days": calendar days unless otherwise specified.


      E. "Excess Materials": Unique Materials on hand and ordered consistent with Buyer's forecast at agreed-upon leadtimes and for which the forecasted use is in excess of [*]

[*] resulting from Buyer's cancellations, reschedules or other delays or changes caused by Buyer.


      F. "Finished Goods Stockroom": the section of Seller's facility designated as the area where the Product is delivered to Buyer.

      G. "Materials": component line items on the BOM, which are collectively assembled to produce the Product.

      H. "Manufacturing Lead Time": the total aggregate lead time of that component of the Product having the longest lead time, plus the time necessary for receiving and inspecting all components for such Product, manufacturing the Product, and systems integration, test and distribution, all as mutually agreed upon by the Seller and Buyer.

      I. "MRP": Materials requirements planning.

      J. "NRE": non-recurring engineering expenses.


      K. "Obsolete Materials": Unique Materials on hand and ordered consistent with Buyer's forecast at agreed-upon leadtimes which can no longer be used for their designated Product and/or for which there is no forecast for the following [*]


      L. "Performance Standards": those performance standards set forth in Exhibit F, as may be modified from time to time by mutual written agreement of the Parties.

      M. "Product(s)": the product(s) identified by Buyer's part number or assembly identification name as more fully described in Buyer's Specifications.

      N. "Pull" means a replenishment driven process triggered by customer consumption whereby Product is manufactured and delivered by Seller based upon Buyer's replenishment demand, which is generated by actual use, disposition or consumption of Product by Buyer; the overall objective being to minimize Seller and Buyer's inventories while enabling greater flexibility and faster response in fulfilling Buyer's variable replenishment demand.

      O. "Build Request" is a document Buyer provides to Seller on an as-needed basis and serves as a replenishment request. The Build Request indicates, among other things, the part number(s), quantity(s), delivery date(s), and destination(s) of the Product(s) being requested.

      P. "Pull Product" shall mean Products, which may be purchased by Buyer under a Pull Purchase Order pursuant to this Agreement, and for which Seller and Buyer have jointly agreed are to be designated as pull Products.

      Q. "Blanket Purchase Order" is Buyer's blanket Purchase Order for a Product. Blanket Purchase Orders shall reference this Agreement and include the mutually agreed Price (as defined in Section 13A), but do not bind Buyer or Seller as to total quantities purchased, delivery dates, or the total dollar commitment of such Blanket Purchase Order.

      R. "Purchase Order": Buyer's written purchase order form or other format mutually agreed upon by the Parties and any documents incorporated therein by reference.

      S. "RMA": return material authorization.

      T. "Specifications": Buyer's specifications as shown on Exhibit B, attached, which also hereby by reference include IPC-610B Class 2 workmanship standards as modified from time to time and the then currently accepted commercial manufacturing practices.

      U. "Unique Materials": Custom (i.e. specifically designed for the Products) Materials or noncancellable and nonreturnable industry standard Materials (i.e., that are not available from multiple suppliers or from a single supplier with multiple customers).

2. PRECEDENCE OF DOCUMENTS

      The precedence of documents between Buyer and Seller shall be:

      A.    This Agreement, as it may be amended in writing by mutual agreement

      B.    A Purchase Order

      C.    Buyer's non-binding forecast

3. PURCHASE AND SUPPLY COMMITMENT

      A. Buyer agrees that it and its Authorized Agents shall purchase, and Seller agrees to supply, a minimum of 5,000 production machine hours of utilization per quarter at Buyer's Q2FY2000 standards on existing equipment as of the Effective Date for existing Products (or applicable standards as mutually agreed for new Products or new capital equipment for existing Products) during the Initial Term of this Agreement. Notwithstanding the foregoing, if Seller falls to meet the Performance Standards set forth in Exhibit F in all material respects, or otherwise fails to comply with material obligations hereunder, or Seller fails to make the minimum commitment available to Buyer in accordance with Buyer's orders in any quarter due to a Materials shortage or otherwise (not directly caused by Buyer), Buyer will be under no obligation to reach this minimum in any quarter of such material noncompliance but will be under this obligation in subsequent periods if such noncompliance is cured within the Initial Term. Notwithstanding the foregoing, any failure of Seller to make minimum commitments available to Buyer in accordance with Buyer's orders in any quarter shall only relieve Buyer of its obligation to reach its minimum commitment to the extent of such shortfall provided that Seller makes the remainder of such commitment available in such quarter in accordance with Buyer's orders.

      B. Any overage in purchase of Products of no more than [*]% that occurs during any quarter will be credited towards the subsequent quarterly period and any deficit in purchase of Products of no more than [*]% in any quarter may be made up in the next quarter to the extent there is not a deficit in such subsequent quarter. This minimum purchase commitment takes precedence over the

Flexibility Parameters of Exhibit D; Failure to meet the commitment is subject to a [*] notice and cure period.


4. PURCHASE ORDERS, FLEXIBILITY, RESCHEDULES, CANCELLATIONS


      A. Buyer will provide a minimum of [*] continuous, Blanket Purchase Order coverage. Blanket Purchase Orders may be submitted in the form of hard copy, by facsimile, or by electronic transfer if there is an electronic data interchange ("EDI") agreement in place between Buyer and Seller. Purchase Orders will specify part numbers, quantity, prices, product revisions, requested delivery dates and delivery locations all of which shall be consistent with the terms hereof. Any terms or conditions contained in the Purchase Order or in Seller's acknowledgement or other document which are inconsistent with or in conflict with the terms and conditions contained in this Agreement or which increase or impose additional obligations, liabilities, or risks upon the other Party are hereby expressly rejected and shall have no effect. Blanket Purchase Orders will be for one part number per purchase order and indicate: (1) agreed-upon purchase Price; (2) method for shipping, receiving and billing of Product shipped per the "Build Request Process Flow" method set out in Exhibit G or as otherwise mutually agreed; and (3) payment terms as defined in this Agreement. Blanket Purchase Orders quantities are not considered for liability purposes or for use in Materials planning and forecast requirements. Materials liability is set forth in Exhibit D. Buyer shall communicate demand for long range and weekly increments consistent with the Build Request Process Flow set forth in Exhibit G or as otherwise mutually agreed.

      B. Alternatively, Buyer will provide a Blanket Purchase Order [*] at the agreed-upon Price for the forecasted demand for [*]. Buyer will release Build Requests for Products on a [*] basis for the quantities to be shipped the following [*] based upon demand patterns and backlog status. On a periodic basis at Buyer's discretion, Buyer may issue a Build Request document to Seller, requesting delivery of Product pursuant to the Build Request Process Flow set forth in Exhibit G. Such Build Requests shall be Buyer's only commitment to purchase Products (subject to Section 3 above), and Seller's only authorization to ship Product to Buyer. A Build Request may be in electronic or written (including facsimile) form. Seller agrees to multiple Build Requests per Day.

      C. When Buyer issues a Build Request, Products must be scheduled for delivery at least [*] after Seller's receipt of the Build Request. If Buyer requests Seller to ship Products in fewer than [*] after Seller's receipt of the Build Request, Seller agrees to make commercially reasonable efforts to accommodate Buyer's request.

      D. Buyer and Seller agree to, on a [*] basis, reconcile their respective data records with respect to open Purchase Order quantity the quantity of Product ordered, shipped and delivered pursuant to Buyer's Build Requests during the previous [*] period.

      E. Seller will use commercially reasonable efforts, and will allocate excess capacity at the Salt Lake City facility pro-rata based on customer unit order volume among Buyer and other customers (to the extent Seller does not have enough capacity to meet Buyer's orders beyond forecast and minimum commitment) to meet Buyer's requested increases in capacity beyond forecasted quantities within the Manufacturing Lead Time subject to Materials availability, other scheduled manufacturing, and manufacturing capacity. If any premium, expediting, or other increased charges over quoted costs are required in order to meet Buyer's increased requirements, they must be approved in advance by Buyer. Buyer agrees to pay for all such pre-approved costs that represent out-of-pocket costs incurred by Seller. In addition, Seller commits at no additional cost to Buyer to comply with the flexibility terms for Materials and capacity availability as defined below provided that Seller is not obligated to procure additional capital equipment to meet this obligation:

Materials and Capacity Availability Upside

       [*]              % Upside


       0-2                  [*]
       2-4                  [*]
       4-8                  [*]
       >8                   [*]


      F. Exhibit D sets forth the allowable outward reschedules, cancellations and upward flexibility.


      G. Changes to Purchase Orders that are permissible under Exhibit D and changes to its forecasts will be consolidated by Buyer who will take commercially reasonable efforts to limit its requests to one request per [*]

      H. Purchase Orders shall not be considered as accepted until confirmed in writing by an authorized representative of Seller. Seller shall make commercially reasonable efforts to confirm Purchase Orders (except by written mutual arrangement) within [*] after receipt. Notwithstanding the foregoing, if Seller fails to accept or reject within [*], Seller will be deemed to have accepted that Purchase Order. No additional or different provisions proposed by either Party shall apply unless expressly agreed to in writing by both Parties. Seller will accept Purchase Orders which are consistent with the terms and conditions of this Agreement.

      I. Seller will meet the delivery dates specified by Buyer if such dates are consistent with the Performance Standards set forth in Exhibit F.

      J. On a [*] basis Seller will provide Buyer with a list of all Materials with leadtimes exceeding [*] for review and mutual approval. Upon mutual approval, Seller will update the MRP with the mutually agreed current leadtimes. Any Unique Materials that are required to be purchased beyond mutually agreed leadtimes requires completion of the "Long Leadtime Authorization Form" set forth in Exhibit H.

      K. Any Unique Materials item whose cost will change, with inventory or liability still available, but less than a forecasted [*] production, will result in a Price change, using a [*] method:


                                      [*]


      L. or such other method as mutually agreed.

5. ROLLING FORECAST

      Buyer will provide Seller with at least a [*] rolling non-binding forecast, updated [*]. Buyer authorizes Seller to procure long lead-time Materials consistent with Section 4J above in accordance with Buyer's forecasts and flexibility requirements. Buyer further authorizes Seller to purchase minimum buy items and reel quantities to support economic order quantities and Materials requirement planning which may exceed authorized forecasts or Purchase Orders. Seller agrees to inform Buyer of such purchases and Buyer shall have the right to pre-approved all purchases of Unique Materials ordered in excess of forecast. Some of Seller's orders to vendors and/or some Materials may be designated by vendors as non-cancelable or non-returnable. All of these actions may result in Materials procurement in excess of that required by Buyer's Purchase Orders and forecasts. Buyer hereby authorizes Seller to make such purchases as are reasonably necessary to meet Buyer's forecasts. Buyer will be liable for, and Buyer's liability with respect to the procurement of Materials will be limited to Excess and Obsolete Materials as set forth in Section 7 and
Section 8 below. For the avoidance of doubt, Seller will be responsible for managing the disposition and liability of all industry standard Materials at no expense or liability to Buyer (i.e., all non-Unique Materials). In addition, Buyer may limit its liability hereunder by specifying to Seller in writing a maximum amount. If Buyer elects to specify a maximum amount Seller will purchase only to that amount and will notify Buyer of the impact to Buyer's forecast/Purchase Orders.

6. PURCHASES BY BUYER'S AUTHORIZED AGENTS

      Seller agrees that all of the Buyer's Authorized Agents, wherever located, shall be entitled to make purchases under this Agreement, and all such purchases shall apply to the purchase commitments in Section 3, subject to their credit worthiness being reasonably acceptable to Seller, unless they purchase on a letter of credit basis or their payments are guaranteed by Buyer. Any payment timing and credit limitations placed on Buyer's Authorized Agents, other than those presented in this Agreement, will be agreed upon in writing by both Parties. Seller agrees to notify Buyer of any credit limitations applicable to Buyer's Authorized Agents.

7. EXCESS MATERIALS.

      With respect to any Excess Materials on hand, Seller will notify Buyer of the amount and the cost of such Excess Materials in a consolidated, monthly report. Buyer shall either (i) pay carrying costs for Excess Materials at a rate of [*] per month as it ages greater than [*] after receipt of such monthly notice by Buyer; or (ii) buy all Excess Materials at [*] to be held in bonded stock for consumption based upon a forecasted demand within the next [*]. Seller will use reasonable commercial efforts to sell Excess Materials.

8. OBSOLETE MATERIALS

      On a [*] basis, Seller will send Buyer a report which states the Materials that are determined to be Obsolete Materials. Buyer will purchase Obsolete Materials at [*] plus a [*] Materials acquisition charge. Buyer will provide Seller a purchase order within [*] of confirmation of obsolescence. Seller will use reasonable commercial efforts to sell Obsolete Materials.

9. TERM OF AGREEMENT

      This Agreement shall become effective upon execution by authorized representatives of both Parties. This Agreement shall expire twenty-four (24) months after the date of execution by both Parties ("Initial Term"), unless this Agreement is terminated earlier pursuant to Section 25 or 26 and shall be automatically extended for one or more additional successive [*] periods (each, a "Renewal Term"), unless one Party notifies the other Party in writing at least [*] prior to the beginning of such additional period that it desires not to extend. Minimum purchase obligations pursuant to Section 3 shall terminate upon expiration of the Initial Term and shall not be renewed in any Renewal Term. The Initial Term, along with any Renewal Terms, is referenced to herein as the "Term" of this Agreement.

10. PRODUCTION CAPACITY

      All manufacturing will be conducted at Seller's Salt Lake City, Utah facility unless otherwise agreed. Seller shall make available the necessary capacity at such facility to meet Buyer's production requirements, as provided by Buyer in Sections 4 and 5. Seller will notify Buyer on a [*] basis to confirm that capacity is available for the forecasted period for the following [*] and to advise Buyer of any capacity constraints for the remainder of the forecast period. Buyer agrees to not unreasonably withhold approval of additional production facilities in the event of extraordinary demand beyond Buyer's forecasts. However, to the extent Seller does not have sufficient capacity to meet Buyer's orders beyond forecast and minimum commitments, Seller will allocate capacity at the Salt Lake City facility pro-rata among Buyer and other customers, based on customer unit order volumes, and Buyer is under no obligation to approve the manufacture of Products at any other of Seller's locations if Buyer determines in its sole discretion that such location does not meet Buyer's business needs.

11. FLEXIBILITY CAPABILITY

      Buyer may issue change requests for Product quantities and schedule dates, and Seller shall maintain the necessary capacity to accommodate such changes, in accordance with the Flexibility Parameters attached as Exhibit D (the "Flexibility Parameters"). Changes made in accordance with the Flexibility Parameters will not incur cost or liability for Buyer.

12. MATERIALS TRANSFER

      Seller agrees to buy, from time to time, Buyer's on-hand Materials that are in excess of Buyer's own production requirements and are needed for Seller's production within the open Purchase order period. Seller also agrees to sell Materials in excess of Seller's production requirements to Buyer, to any of Buyer's Authorized Agents or anyone else designated by Buyer whose credit worthiness is reasonably acceptable to Seller, who purchases on a letter of credit basis, or whose payment obligations are guaranteed by Buyer. Transfer quantities and payment terms will be mutually agreed on a case-by-case basis. Prices shall be at Buyer's or Seller's, as the case may be, actual purchase price for the transferred Materials.

13. PRICING

      A. The prices for Products sold pursuant to this Agreement are set out in Exhibit A to this Agreement (hereinafter referred to as "Prices"). Any change to the Prices set forth in Exhibit A shall be identified by an amendment to Exhibit A which must be approved by authorized representatives of both Parties. All Prices shall be in US Dollars, unless otherwise negotiated and documented in Exhibit A.

      B. Delivery is at Seller's dock or the Seller's Finished Goods Stockroom, whatever the case may be. Buyer shall pay all applicable out-bound freight costs, out-bound export costs, including any pre-shipment inspection charges if mandated by the authorities of the country of exportation, as well as all out-bound export brokerage, documentation, processing, customs and any other export fees and taxes for export out of the United States at Buyer's request. Buyer also agrees to pay all sales and use taxes on Products or Materials sold to Buyer to Seller's delivery point or furnish Seller with tax exemptions. Both Parties agree that Prices shall include all costs of the Product manufacture, including pack-out of finished goods, as well as charges such as packaging, palletizing, packing, crating, and storage as needed.

      C. All Materials shall be purchased from suppliers on Buyer's approved vendor list (the "AVL") as revised from time to time. Buyer agrees to use reasonably commercial efforts to have Buyer's suppliers extend to Seller (as agreed to by the applicable supplier) any and all Buyer negotiated Materials pricing solely for purchases for Products manufactured under this Agreement. Buyer will consider requests by Seller to permit such pricing to be extended to Seller for purchases for Seller's other customers (as agreed to by the applicable supplier).

      D. Any Materials inspection processes that are in place at the manufacturing facility as of the Effective Date are included in the negotiated Price. Materials cost reductions negotiated by

Buyer with component suppliers will also be factored into Buyer's Materials cost. Cost reductions negotiated by Seller for Buyer-controlled Materials from alternate suppliers that are not on Buyer's approved vendor list, but which have been approved by Buyer for inclusion on the AVL, will be [*] following first production shipment of such components by the new supplier to Seller, after which time the cost reduction will be factored fully into Buyer's Materials cost.

14. DELIVERY

      A. Seller will deliver the Product no more than [*] before and [*] after the agreed delivery date, but if deliveries are delayed by causes beyond Seller's control, will promptly notify Buyer and may make partial deliveries. If Seller continues to be unable to meet the agreed delivery date due to supply constraints, it will provide Buyer a report of such supply constraints and proposed actions to minimize the impact of these constraints. If delivery is more than [*] late due to causes entirely within Seller's control, Seller will pay the incremental cost of expedited shipment. Delivery terms are Ex-Works (as defined in the International Chamber of Commerce "Incoterms"
1990 edition) from Seller's production facility. Title and risk of loss to the Product passes to the Buyer at the point of delivery, i.e. Seller's dock or Sellers' Finished Goods Stockroom.

      B. Seller shall segregate and clearly designate the Products as belonging to Buyer. Seller shall maintain insurance coverage in a form reasonably acceptable to Buyer to cover risk of loss to the Products until delivery to the common carrier.

15. PACK-OUT, PACKING, MARKING, AND SHIPPING INSTRUCTIONS

      A. All Product shall be finished, packed-out, prepared and packed for shipment in a commercially reasonable manner with the intent to secure the lowest transportation rates and meet carrier's requirements and those set forth in Buyer's Pack-Out and Packaging Specifications which are attached hereto as Exhibit C.

      B. Each shipping container shall be marked to show Buyer's Purchase Order number, part number, revision level, lot number, quantity contained therein, and destination. A packing list showing the Purchase Order number shall be included in each container. Marking on all parts shall be per the Buyer's shipping specification. Marking shall include date of manufacture, place of manufacture, Seller's part number and revision number.

16. QUALITY STANDARDS AND CERTIFICATION

      A. MANAGEMENT REVIEW PROCESS. The Parties intend to maintain active and open communications at both the program level and at the strategic level, and agree to engage in periodic reviews of all applicable activities encompassing the relationship. Executive representatives from both Parties will meet no less than [*] to review all major elements of this Agreement and to jointly agree upon updated performance metrics for this Agreement. Initially, the Parties intend to rotate these meetings between Seller's locations and Buyer's corporate facilities in Santa Clara,

California. Special attention will be paid to Buyer programs specific to the host site, although the Parties will also follow a standard agenda covering the total business. This agenda will include reviewing Buyer future Product roadmaps and schedules, organizational updates, future manufacturing and process improvements by Seller's business reviews, and performance metrics reflecting activities during the period since the last review.

      B. PERFORMANCE METRICS. Performance Metrics as set forth in Exhibit F will include, but are not limited to, the following: (i) total Buyer-Seller business level; (ii) Seller product quality and yields; (iii) Seller on-time delivery performance; (iv) Buyer forecast accuracy; (v) Seller inventory summary; (vi) Buyer EC activity; (vii) lead time characterization; (viii) Seller prototype on-time delivery and quality performance; and (ix) Seller future/projected manufacturing/process and cost improvements. Seller agrees to maintain quality standards, measurement practices, quality reports, and inspection processes as they exist at the Salt Lake City facility as of the Effective Date subject to any changes as may be mutually agreed. In addition, Seller will work with Buyer to develop mutually-agreeable closed-loop quality and corrective action processes on a going forward basis. Seller shall maintain the quality plan in effect at the Salt Lake City facility as of the Effective Date. The Parties shall cooperate to develop a mutually acceptable quality plan incorporating such existing plan at a minimum on a going forward basis. Upon request of either Party, the Parties will cooperate to document such plan in writing. The Parties shall engage in quarterly reviews and weekly conference calls to track performance and update such plan.

      C. Seller agrees that all Products will conform in all material respects to the Specifications for the part number stated on the BOM or Buyer's Purchase Order, the Specifications for the manufacture and pack-out of the Products, and to the workmanship specifications of IPC-610B Class 2 as modified from time to time, which are set forth in Exhibits B and C, and to the then currently accepted commercial manufacturing practices. For the avoidance of doubt, as used in this Agreement "material" includes without limitation any non-conformity that may cause a customer to return a Product.

      D. Seller will supply qualification samples to Buyer upon request. Buyer shall provide written notification to Seller of the results of qualification testing of each Product. If the sample is approved by Buyer, then Buyer will be deemed to have accepted the BOM for the qualification samples and the processes performed by Seller will be deemed to meet the appropriate Specifications.

      E. Buyer shall have the right to purchase spare Materials for the Products in order to perform internal maintenance, support, and repair and for lab stock and testing purposes. Such purchases shall be governed by the applicable terms and conditions set forth in this Agreement.

      F. Seller will conform to the requirements of ISO 9002 at all times in manufacturing the Products hereunder. Seller agrees that it currently is or will, within twelve (12) months of the Effective Date of this Agreement become certified under ISO 9002, and during the term of this Agreement will remain ISO 9002 certified. If at any time hereafter certification under ISO 9002 is no longer generally appropriate, Seller will ensure that it is certified under another comparable or higher standard which is reasonably acceptable to Buyer.

      G. Seller agrees that it will perform final "out-of-box" testing of a sample of the Products to verify that the Products conform to the Specifications in all material respects prior to delivery to Buyer. If any Products in the sample deviate from the Specifications, Seller shall rework all defective Products in the lot being sampled to render them compliant with the Specifications in all material respects. Test methods and test procedures shall be as currently in place at the Salt Lake City facility or as otherwise agreed to by both Parties.

      H. If Buyer returns defective Products to Seller, Seller agrees to implement on a prompt basis appropriate actions as necessary to minimize the possibility that additional defective Products will be delivered to Buyer, and further agrees as soon as reasonably possible to implement appropriate corrective actions as necessary to prevent reoccurrence of the defect. Seller further agrees to conduct a detailed failure analysis and to report the failure analysis data to Buyer within [*] of receipt of the defective Product at Seller's location. Seller agrees to preserve and maintain all data associated with Product failure analysis and corrective actions and to make that data available to Buyer upon request at no charge provided that Seller shall not be obligated to preserve and maintain such data beyond the period required by its ISO 9002 certification or the warranty period for the Products, whichever is greater. Seller agrees to participate in Buyer's closed-loop corrective action process.

      I. Seller agrees to advise Buyer in writing of any material changes to manufacturing processes and any changes to Materials, sources of supply, or process chemistries, test procedures, quality reporting or other major processes, and to ensure that any such changes do not compromise specifications, quality, or reliability of Products ordered pursuant to this Agreement. In the case of changes to Materials or sources of supply, such notice shall be provided no less than the [*] prior to the effectiveness of such change. Seller may not make any such changes without prior written approval from Buyer. In the event a Seller-proposed change fails Buyer's qualification, Seller is obligated to provide the existing qualified Product until the proposed changed can be qualified.

17. INSPECTION, TESTING, AND ACCEPTANCE

      A. Products purchased pursuant to this Agreement shall be subject to inspection, testing, and acceptance by Buyer, which shall occur within [*] of delivery of Product.

      B. All Products built by Seller for Buyer will have a specific set of Product testing procedures and acceptance criteria as currently in place at the Salt Lake City facility or as otherwise agreed to by both Parties. Upon request of either Party, the Parties will cooperate to document such procedures and criteria in writing. Should Products or Seller's processes be found to be non-conforming, Seller will withhold shipping Product until such non-conformance is resolved to Buyer's reasonable satisfaction. Buyer will not be responsible for Products that fail to meet agreed upon acceptance criteria.

      C. All Products are subject to Buyer's inspection and test at Buyer's facility before final acceptance. Buyer has a [*] acceptance period after delivery. In the event of non-conforming order (i.e. failure to meet Purchase Order or failure to meet warranty), Buyer has the right to reject the order in whole or in part within such [*] period.

      D. Upon [*] notice, Buyer shall have the right to perform vendor qualifications and/or on-site inspections at Seller's manufacturing facilities during Seller's normal business hours. If an inspection or test is made on Seller's premises, Seller shall provide Buyer's inspectors with reasonable facilities and assistance at no additional charge. In the event that any on-site inspection of the Products indicates that the Products do not conform to the requirements of this Agreement, Seller shall not ship such Products to Buyer until such nonconformity has been corrected to Buyer's reasonable satisfaction and Buyer has approved shipment of such Products in writing. This does not preclude, prevent or limit Buyer's right to perform acceptance testing at Buyer's facilities.

18. RETURN OF PRODUCT

      A. In the event Buyer detects non-conforming Products prior to acceptance, a Non-Conforming Materials Report (NCMR) and/or a Corrective Action request
(CAR) shall be provided to Seller and Seller shall submit an initial response to such CAR within [*] after receipt. Seller must provide a Return Materials Authorization (RMA) within [*] after receipt of request for an RMA from Buyer.

      B. Buyer may reject and return any defective Product to Seller at Seller's expense. Seller agrees to reimburse Buyer all reasonable and actual freight and handling costs associated with return of any defective Product. Seller will return conforming Products freight prepaid as per the following schedule to Buyer or issue appropriate credit no later than [*] or as mutually agreed by both Parties, from the date Seller receives the defective Product.


                     RMA Ouantity            Days
                     ------------            ----


                         [*]                 [*]

                         [*]                 [*]

                         [*]                 [*]

Any Product returned to Seller, which, after inspection and testing by Seller, is found to be free of defects shall be subject to a "No Defect Found Charge" as specified in Exhibit A. However, Seller will waive any NDF Charges on Products returned for repair, if returned Products result in an NDF rate not exceeding [*] of the monthly unit volume. For an NDF rate greater than [*] but not more than [*] the Parties will mutually agree upon allocation of the NDF Charge.

      C. If pending the analysis of returned Products by Seller Buyer is in urgent need of Product, Buyer may issue a Purchase Order to replace the Products to which the CAR pertains. Seller will expedite such Purchase Order at Buyer's request and, if requested by Buyer, will ship the order by.

premium transport as specified by Buyer, All costs of expedited handling of such Purchase Order and any premium transport specified by Buyer shall be borne by Buyer, unless there is a defect that is the fault of the Seller, in which case it will be borne by Seller.

19. SUPPORT

      Buyer may request reasonable on-site support from Seller, which Seller shall provide, to solve problems with rejected shipment batches of Product as well as to validate Buyer's inspection methodology. All costs will be borne by the Party incurring them.

20. WARRANTY

      A. WARRANTY. Subject to Section 20E below, Seller makes the following warranties to Buyer:

                  (i) The Product will conform in all material respects to the Specifications and the Materials will conform in all material respects to the supplier's specifications for such Materials for a period of [*] from the date of delivery to Buyer;

                  (ii) The Products will be free from defects in Seller's workmanship and in Materials and meet the mutually-agreed testing criteria for a period of fifteen (15) months from the date of delivery to Buyer;

                  (iii) All Products and Materials delivered under this Agreement shall comply with the environmental warranties set forth in Exhibit I;

                  (iv) All Products and Materials delivered under this Agreement shall be free and clear of any liens or encumbrances, and at the time of delivery Seller shall have all rights necessary to transfer title to such Products and Materials to Buyer;

                  (v) The Materials are Year 2000 ready such that they are capable of correctly processing, providing, receiving and displaying date data, as well as capable of exchanging accurate date data with all Products with which the Materials are used within and between the twentieth and twenty-first centuries; and

                  (vi) The Products and all Materials provided to Buyer under this Agreement (other than those purchased from Buyer) are new products and do not contain anything used, refurbished or reconditioned.

      B. REPAIR OR REPLACEMENT. In the event that any Product fails to comply with the warranties set forth in Section 20A above, Seller shall, at its expense, correct any such defect by repairing or replacing such defective Product in Seller's discretion subject to Buyer's reasonable approval. Buyer shall return to Seller such defective Products and Materials to Seller's designated facility pursuant to the RMA procedure set forth in Section 18 above. The repaired or replaced item will be shipped to Buyer no later than ten (10) business Days from receipt of the defective Product at

Seller's facility subject to Materials availability. If repair or replacement is not possible due to unavailability of needed Materials within the time required by Buyer, at Buyer's option Seller will issue a refund in the form of a credit to Buyer in an amount equal to the purchase Price of the defective Products that Seller is unable to repair or replace. Replacement and/or repaired Products shall be warranted for the [*].

      C. EPIDEMIC DEFECT RATE. In addition to Section 20A above, Seller agrees to repair or replace, at no charge to Buyer, any Epidemic Defects found to exist in any of the Products at any time prior to [*] after the date of delivery to Buyer of the affected Products. As used herein, "Epidemic Defects" shall mean a product field failure for which Seller is responsible pursuant to the warranty in Section 20A at a rate of [*] or more occurring with the same or related Products with the same cause as measured during the warranty period. In the case of any Epidemic Defects, Seller and Buyer shall jointly agree regarding which of the following options to pursue, at Seller's expense; (i) [*] no such corrective action is sufficient.

      D. INDEMNIFICATION. If Seller discovers a material breach of any of the representations and warranties in Section 20A, Seller shall promptly notify Buyer of such breach in writing. In addition to repairing or replacing such Products or Materials pursuant to Section 20B above; Seller shall defend, indemnify and hold harmless Buyer and its officers, directors, employees, agents, representatives, successors and assigns from any third-party claims, liabilities, losses, demands or judgments arising from the breach of any of Seller's representations and warranties set forth in Section 20A(iii) or (iv).

E. WARRANTY EXCLUSIONS.

      Buyer will have no claim against Seller under the Product warranties set forth in Section 20A, and Seller shall have no liability under Section 20A to the extent that such claims are made for a Product defect:

                        (a) resulting from defective Buyer-supplied Materials;

                        (b) resulting from specific instructions provided by Buyer in writing or electronically, covering design or test data, Specifications, quality requirements, diagnostics, manufacturing processes or other processes or Product descriptions; or

                        (c) that is caused by Buyer or anyone other than Seller or its agents through misuse, excessive shock, accident, fire, or improper maintenance procedures, improper storage, or modification by Buyer or anyone other than Seller.

      Notwithstanding Section 20A above, Seller's sole liability under this
Section 20 with respect to Materials shall be to use reasonable commercial efforts to obtain such warranties for Materials from its suppliers of Materials. All warranties obtained by Seller on the Materials shall, if possible, be assigned to Buyer at no additional cost. To the extent such warranties are not assignable to Buyer at no additional cost to Seller, Seller shall at Buyer's written request use reasonable commercial efforts to enforce such warranty against the supplier, and Seller shall provide the benefits of such enforcement to Buyer (subject to reimbursement of attorney's fees as provided below). In the event that after using reasonable commercial efforts, Seller's initial efforts to enforce such warranty against the Materials vendor are unsuccessful, Buyer will reimburse Seller for the reasonable costs of pre-approved (by Buyer) outside legal counsel to enforce such warranties. If Seller is successful in such enforcement, Seller will repair the affected Products with the non-defective, replacement Materials, if applicable, at no cost to Buyer to the extent that such labor costs are included in the warranty. To the extent that labor costs are not included in such warranty, upon request from Buyer, Seller will repair the affected Products with the non-defective replacement Materials at Seller's standard costs.

      F. WARRANTY DISCLAIMER. THE FOREGOING EXPRESS WARRANTIES AND REMEDIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY DISCLAIMED.

21. PAYMENT


      A. Payment shall be made by Buyer net [*] from the receipt of invoice or the date of delivery of Product, whichever is later. All payments shall be made without any discount whatsoever. Seller shall submit the invoices to the address indicated by Buyer.


      B. Unless otherwise specified in Exhibit A or agreed to in writing by the Seller and the Buyer, payment shall be in U.S. Dollars.

22. CHANGES

      A. The Parties recognize that from time to time Seller will request or will be requested by Buyer to implement Engineering Change Orders (hereinafter referred to as "ECOs"). The following outlines the proper procedure for such:

                  (i) Seller Requested Changes. Seller is to notify Buyer in writing of proposed ECOs no less than [*] and will, if so requested, provide Buyer with samples. The notification shall include the proposed Product changes, anticipated price changes and implementation date. Notification shall also include the appropriate documentation to support Buyer's investigation of the impact of this proposal. Buyer will review the feasibility of the implementation of the proposed ECO. If lead-time or new costs are required for the ECO, lead time and new Prices will be reviewed.
Buyer is to advise Seller of its decision with respect to the proposed ECO within [*] after receipt of Seller's written notifica-tion, Buyer will not be liable for any Excess or Obsolete Materials arising as a direct result of such Seller ECO.

                  (ii) Buyer Requested Changes. Buyer agrees to notify Seller in writing of all proposed ECOs. This notification will include the appropriate documentation to support Seller's investigation of the impact of this proposal. Seller is to report to Buyer within [*] of Buyer's request the feasibility of the implementation of the ECO and if reasonably feasible, the estimated charges that would be incurred for obsolete work-in-process Materials, raw Materials, and on-order Materials. Buyer will review the labor and Materials costs and impact for the implementation of the ECO. If new Materials are required for the ECO, lead-time and new Product Price will be reviewed and mutually agreed upon.

                  (iii) Buyer is to notify Seller in writing within [*] after receipt of Seller's cost report of its decision as to the proposed ECO, associated costs, and the implementation dates. Seller will execute an agreed ECO per a mutually agreed upon phase-in plan, and will use reasonable commercial efforts to meet Buyer's requested dates.

      B. No ECO's shall be made by Seller without Buyer's prior written approval, which may be withheld in Buyer's sole discretion.

23. PROTOTYPING AND ENGINEERING SERVICES

      A. PROTOTYPE SERVICES. Buyer may engage Seller to render prototyping services in connection with Products to be manufactured hereunder. In the event that Buyer desires to engage Seller to render such services, the Parties shall execute a Statement of Work which shall be in the form attached hereto as Exhibit J or as otherwise mutually agreed, which shall include a description of the services to be rendered, any milestones or delivery dates or other terms relevant to such engagement.

      B. OTHER ENGINEERING SERVICES. The Parties acknowledge that Buyer may desire to engage Seller for other engineering services relating to the Products. If Seller agrees to such engagement, the Parties shall execute a Statement of Work in the form attached hereto as Exhibit J or as otherwise mutually agreed and which shall include a description of the services to be rendered and any milestones or delivery dates or other terms relevant to such engagement.

      C. PERFORMANCE METRICS FOR SERVICES. Specific performance metrics for Seller for a specific service may be set forth in the corresponding Exhibit J or as otherwise mutually speed. Where none is set forth, Seller shall use reasonable efforts to provide services in accordance with the policies, procedures and practices in effect before the date hereof and shall exercise the same care and skill as it exercises in performing similar services for itself.

      D. PAYMENT TERMS. Prices for services shall be set forth in the applicable Exhibit J. Seller shall invoice Buyer on a monthly basis for all charges for services rendered pursuant to this Agreement. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Buyer shall pay Seller for all services provided hereunder within [*] after receipt of an invoice therefor.


24. INTELLECTUAL PROPERTY RIGHTS

      A. BUYER OWNERSHIP. Except as set forth in Section 24B below, Buyer shall exclusively own all right, title and interest in all results and proceeds of the services rendered by Seller hereunder (the "Services"), including without limitation, in any work of authorship, mask work, idea, design, concept, technique, invention or discovery, whether or not patentable or registerable ("Assigned Inventions"), and Seller hereby irrevocably transfers and assigns to Buyer all right, title and interest, including without limitation all IP Rights, in the Assigned Inventions. As used herein, "IP Rights" shall mean all copyrights, maskwork rights, patents and other intellectual property or proprietary rights. In addition, the Parties expressly agree to consider as works made for hire those works ordered or commissioned by Buyer which qualify as such in accordance with the copyright laws. For all of the Assigned Inventions, Seller agrees to provide documentation satisfactory to Buyer to assure the conveyance of the Assigned Inventions to Buyer. The Assigned Inventions shall be kept in confidence by Seller and shall be used only in performing this Agreement and may not be used for other purposes except upon such terms as may be agreed upon between the Parties in writing. Seller also agrees to acquire from its employees, agents and contractors, rights and covenants as to assure that Buyer shall receive the rights provided for in this
Section 24A.

      B. SELLER OWNERSHIP. Seller shall exclusively own all IP Rights in all know-how, technology, processes, procedures, ideas and concepts developed by Seller or its employees, agents, affiliates or contractors in the course of manufacturing the Products, any modifications, enhancements, improvements to the manufacturing processes for the Products, and any other idea, design, concept, technique, invention or discovery related to the manufacture of the Products during the Term of this Agreement ("Manufacturing Standards"). For the avoidance of doubt, (i) Buyer shall retain all IP Rights to all manufacturing processes, know-how and other information and materials provided by Buyer to Seller after the Effective Date of this Agreement to manufacture the Products or perform the Services ("Buyer IP"). and (ii) Seller shall retain all IP Rights to all manufacturing processes, know-how, and other information owned by Seller or developed by Seller other than in connection with the performance of this Agreement.

      C. LICENSE GRANTS. In consideration of Seller's obligations under this Agreement, Buyer hereby grants Seller a non-exclusive, non-transferable, royalty-free fully-paid license for the Term of this Agreement to use the Buyer IP, but solely for the purpose of manufacturing and servicing the Products for Buyer and any of Buyer's Authorized Agents who purchase under this Agreement, unless otherwise notified in writing by Buyer. Seller hereby grants to Buyer a non-exclusive, royalty-free, fully-paid license to use the Manufacturing Standards in connection with the manufacture of Products by or for Buyer and to make, have made and distribute the Products manufactured using the Manufacturing Standards. Upon request from Buyer, Seller shall provide Buyer with such documents reasonably necessary for Buyer to document and duplicate the Manufacturing Standards for the Products.

      D. BUYER TRADEMARKS. Buyer authorizes Seller to affix and apply the Buyer Trademarks to the Products as directed by Buyer for the sole purpose of manufacturing the Products pursuant to this Agreement. Seller shall not use Buyer Trademarks for any other purpose and only in such manner as to preserve all rights of Buyer. Seller acquires no right to Buyer Trademarks by its use and all uses by Seller of the Buyer Trademarks will inure to Buyer's sole benefit. As used herein, "Buyer Trademarks" means those trademarks, trade names, service marks, slogans, designs, distinctive advertising, labels, logos, and other trade-identifying symbols as are or have been developed and used by Buyer or any of its subsidiaries or affiliate companies and which Buyer owns or has the right to use.

      E. Nothing herein shall be deemed to modify the ownership, license or other terms of the Intellectual Property License Agreement of even date herewith between Buyer and Manufacturers' Services Limited ("MSL") or the Asset Purchase Agreement dated as of November 19, 1999, between Buyer, on the one hand, and Seller and MSL, on the other hand (the "Asset Purchase Agreement").

25. TERMINATION FOR CAUSE

      This Agreement or any Purchase Order may be terminated immediately for cause by either Party upon notice to the other Party for the following:

                  (i) the other Party makes a general assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of any of the other Party's assets;

                  (ii) the other Party enters into any composition with creditors or is subject to an order made or resolution passed for it to be wound up or for the appointment of a judicial manager;

                  (iii) the other Party ceases to carry on its business or operations;

                  (iv) a bankruptcy or similar petition is filed by or against the other Party, and in the case of an involuntary petition, the proceeding is not dismissed within sixty (60) Days; or

                  (v) the other Party fails to meet the Performance Standards set forth in Exhibit F; or

                  (vi) the other Party fails to perform any material obligation under this Agreement, and such failure is not cured within thirty (30) Days of notice thereof.

26. TERMINATION FOR CONVENIENCE


      Either Party may terminate this Agreement or any Purchase Order after expiration of the Initial Term without cause by giving at least [*] written notice to the other Party. Upon expiration or termination of this Agreement for any reason, Seller will take commercially reasonable steps to reduce its liability to vendors. Seller and Buyer may propose specific actions to be taken in this regard, and if they are unable to reach agreement after a reasonable time, Buyer will pay Seller an amount equal to the liability for cancelled orders as set forth in Exhibit D. If the Parties agree to have Seller seek to re-stock or re-market any Unique Materials, Buyer will compensate Seller for its reasonable costs, which shall include but not be limited to, cancellation or restocking charges, costs of preparation and packaging of assemblies or Materials for shipment to Buyer or any third party authorized by Buyer, and costs of terminating any open Purchase Orders or contracts which had been authorized by Buyer. Buyer will have no liability with respect to the payment for non-Unique Materials.

27. LIMITATION OF LIABILITY

      EXCEPT WITH RESPECT TO DAMAGES TO THIRD PARTIES UNDER INDEMNIFICATION OBLIGATIONS OR WITH RESPECT TO BREACH OF CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER ANY CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER THEORY FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOST PROFITS IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT OR ANY PURCHASE ORDER IRRESPECTIVE OF WHETHER SUCH PARTY HAD ADVANCE NOTICE OR KNOWLEDGE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS SECTION SHALL NOT LIMIT EITHER PARTY'S LIABILITY FOR INJURY TO A PERSON OR RELIEVE BUYER'S LIABILITY TO PAY SELLER WHEN DUE THE PRICE FOR PRODUCTS DELIVERED.

28. FORCE MAJEURE


      Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, earthquakes, telecommunications outages, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such Party and could not have been avoided by the exercise of reasonable prudence. In the event of the occurrence of any force majeure event, the affected Party shall notify the other Party immediately in writing of its invocation of this Section 28, and each Party's obligations hereunder (except for the payment of money) to the other shall be suspended for the duration of such force majeure event; provided, however, that the affected Party shall be obligated to use its commercially reasonable efforts to restore performance hereunder as soon as reasonably practicable, and provided, further, that if such event continues for more than [*] in the aggregate in any [*] period, the non-affected Party shall have the tight to terminate this Agreement at any time upon written notice to the other Party. Seller's performance under this Agreement in meeting delivery commitments shall be excused until such time as Seller commences building and delivering Products or initial SAP implementation is accepted by Seller, such acceptance not to be unreasonably withheld, provided that, for the avoidance of doubt, such excuse does not constitute a force majeure event.

29. NONASSIGNABILITY

      Neither Party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, or any rights or obligations hereunder, without the other Party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other Party. Notwithstanding the foregoing, each Party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such Party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

      Notwithstanding the foregoing, Seller shall have the right upon written notice to Buyer to assign this Agreement to a wholly-owned (direct or indirect) subsidiary of Seller's ultimate parent, such arrangement not to affect the guarantee by Manufacturers' Services Limited of this Agreement.

      Nothing herein shall prohibit Seller from granting in favor of its lenders a security interest in any accounts receivable by Seller from Buyer under this Agreement.

30. NOTICES

      A. All notices, reports, requests, acceptances, and other communications required or permitted under this Agreement shall be in writing and shall reference this Agreement. They will be deemed delivered:

                  (i) When delivered in person, or

                  (ii) When sent by confirmed telex or acknowledged facsimile or acknowledged e-mail except that the communications referred to in Sections 20E, 25, 26, 28, 29, or 32 may not be sent by e-mail, or

                  (iii) One Day after having been sent by commercial overnight courier with written verification of receipt or,

                  (iv) Five Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or upon actual receipt thereof, whichever occurs first. An acknowledged e-mail communication or fax shall be deemed to be a communication in writing. All communication will be sent to the receiving Party as follows or to such address that the receiving Party may designate pursuant to this Section.

      If to Seller: Manufacturers' Services Salt Lake City Operations, Inc.
                    5742 West Harold Gatty Drive
                    Salt Lake City, Utah 84116
                    Attention: Vice President
      with a copy to: Manufacturers' Services Limited
                      300 Baker Avenue
                      Concord, Massachusetts 01742
                      Attention: General Counsel
                      and to Rod Michael, VP of Corporate Accounts rod.michael@manserve.com

      If to Buyer:    3COM CORPORATION
                      5400 Bayfront Plaza
                      Santa Clara, California 95052
                      Attention: David Orr, Senior Director, Worldwide Contract
                      Manufacturing
                      David_Orr@3Com.com

      with a copy to: 3COM CORPORATION
                      1800 West Central Road
                      Mount Prospect, Illinois 60053
                      Attention: Mark Slaven, Vice President, Supply Chain Operations
                      Mark_Slaven@3Com.com

      with a copy to: 3COM CORPORATION
                      5400 Bayfront Plaza
                      Santa Clara, California 95052
                      Attention: General Counsel
                      Fax No. (408) 326-6434

31. COMPLIANCE WITH LAWS

      Seller agrees that its performance under this Agreement shall comply with all applicable laws including without limitation laws governing its relationship with its employees, agents or subcontractors. Buyer agrees that its performance under this Agreement shall comply with all applicable laws including without limitation laws governing its relationship with its employees, agents or subcontractors.

32. PATENT, COPYRIGHT AND TRADEMARK INDEMNITY

      A. Indemnity by Seller. Seller will, at its expense, defend, indemnify and hold Buyer, its Affiliates, officers and directors harmless from any costs, expenses (including reasonable attorney's fees), losses, damages, court judgments or awards or liabilities (collectively, "Damages") incurred as a result of any claim that any Service or Product provided by Seller to Buyer pursuant to this Agree-ment infringes or is alleged to infringe any patent, copyright, trade secret, trademark mask work right or other proprietary right(s) of a third party, but solely to the extant such infringement or alleged infringement arises out of or relates to a Seller Responsibility; provided that Seller is promptly notified by Buyer, rendered reasonable assistance by Buyer (at Seller's expense) and permitted to control the defense or settlement of such claim. As used herein, "Seller Responsibility" means any aspect of the manufacture of the Products or performance of the Services that is not specifically required in writing by Buyer in its specified designs, Materials, processes or other instructions and with respect to which there is a non-infringing alternative available to implement such requirements, or any deviations from such requirements by Seller or its agents. For the avoidance of doubt, a Seller Responsibility occurs with respect to any discretionary action by Seller in the manner of implementing Buyer's requirements if a non-infringing alternative exists. Without limiting the foregoing, such indemnification shall not apply to infringing combinations to the extent arising from the combination of the Product with other items in which the combination was not performed by Seller or its agents or from claims for infringement to the extent arising from changes to the Products not made by Seller or its agents.

      B. Indemnity by Buyer. Buyer will, at its expense, defend, indemnify and hold Seller and its Affiliates, officers and directors harmless from Damages incurred as a result of any claim that any Product or Service provided by Seller to Buyer hereunder infringes or is alleged to infringe any patent, copyright, trade secret, trademark, mask work right or other proprietary right(s) of a third party, except to the extent that such infringement or alleged infringement arises out of or relates to a Seller Responsibility, and except to the extent Seller has indemnification coverage from the applicable supplier with respect to any Buyer-Specified Materials Infringement Claim; provided that Buyer is promptly notified by Seller, rendered reasonable assistance by Seller (at Buyer's expense) and permitted to control the defense or settlement of such claim. Such indemnification shall not apply to infringing combinations arising from the combination of Buyer's requirements with other items that are not Buyer's requirements.

      C. Buyer-Specified Materials Infringement Claim. Seller will use reasonable commercial efforts to obtain indemnification protection covering Seller (and Buyer if possible) from its suppliers of Buyer-Specified Materials for any claim that the Buyer-Specified Materials provided by suppliers infringes or is alleged to infringe any patent, copyright, trade secret, trademark, mask work, or other proprietary right(s) of a third party (a "Buyer-Specified Materials Infringement Claim"), and Seller will use reasonable commercial efforts to pass through to Buyer any indemnification protection that is so obtained. As used herein, "Buyer-Specified Materials" means any Materials that are specifically required in writing by Buyer and with respect to which there is no non-infringing alternative available to implement such requirement. Where Seller has obtained indemnification protection from a supplier of Buyer-Specified Materials and is unable to pass through such indemnification protection to the Buyer and a Buyer-Specified Materials Infringement Claim is made against Buyer, Seller agrees that it will indemnify Buyer for Buyer's Damages incurred as a result of such Buyer-Specified Materials Infringement Claim, but such indemnification by Seller shall be provided only to the extent Seller is able to obtain indemnification from such supplier using reasonable commercial efforts and after application of such indemnification amount against Damages incurred by Seller in connection with such Buyer-Specified Materials Infringement Claim.

All reasonable costs of outside counsel pre-approved by Buyer to enforce such indemnification protection from such supplier of Materials, to the extent incurred in respect of Seller's indemnification of Buyer under this Section 32C, shall be reimbursed by Buyer.

      D. Additional Obligations. Should the use of any Product by Buyer or its customers be enjoined because of a Seller Responsibility, Seller shall (or in the event Seller wishes to minimize its potential liability hereunder arising from an infringement claim based on a Seller Responsibility, Seller may) either
(i) substitute a fully equivalent non-infringing unit of the Product for each affected unit of the Product sold to Buyer; (ii) modify the infringing Product so that it no longer infringes but remains functionally equivalent (iii) obtain for Buyer, at Seller's expense, the right to continue to make, use and sell the Product; or if none of the foregoing is feasible (iv) refund to Buyer the purchase price paid therefor and accept return of the infringing Products.

33. CAPACITY PLANNING


      A. Seller agrees to review forecasts provided by Buyer and advise Buyer if Seller anticipates that it will be unable to achieve the requested volumes. Buyer's volume forecasts will be provided to Seller according to Section 5. Seller may from time to time request Buyer to review Buyer's forecast and advise of any changes and Buyer will do so. Seller agrees to provide Buyer with either
1) confirmation of feasibility of the forecast received, or 2) notice of specific feasibility issues with the forecast received within [*] of receiving said forecast.


      B. If Buyer's rolling forecast exceeds Seller's available maximum capacity for Buyer, Seller shall advise Buyer of the limitations in the capacity and provide a response in writing as described in the Purchase Order and rolling forecast articles.

34. GRATUITIES

      Each Party represents and warrants that it has not offered or given and will not offer or give any employee, agent, or representative of the other Party any gratuity with a view toward securing any business from the other Party or influencing such person with respect to the business between the Parties.

35. INSURANCE AND STATUTORY OBLIGATIONS

      If either Party's work under this Agreement requires access to any of the other Party's premises or the premises of the other Party's buyers, suppliers, or locations where the other Party conducts business, or with material or equipment furnished by the other Party, both Parties shall take all necessary precautions to prevent the occurrence of any injury to persons or property during the progress of such work and, except to the extent that such injury is due to the other Party's negligence or willful misconduct, each Party shall indemnify the other Party against all loss which may result in any way from any negligence or willful misconduct of the Party, its employees, servants, agents, or subcontractors, and each Party shall maintain such insurance as shall protect the other Party from such risks and from any statutory liabilities arising therefrom and shall provide evidence of such insurance to the other Party upon request.

36. INSURANCE COVERAGE


      A. Seller will provide evidence of product liability insurance in a form reasonably acceptable to Buyer in the amounts of [*] per occurrence and [*] aggregate per year, will maintain in effect such insurance for a period of [*] after termination of such Agreement, and will provide Buyer with a certificate of insurance.

      B. Buyer will provide evidence of product liability insurance in a form reasonably acceptable to Seller in the amounts of [*] per occurrence and [*] aggregate per year, and will maintain in effect such insurance for a period of [*] after termination of such Agreement and will provide Seller with a certificate of insurance.


37. CONFIDENTIAL INFORMATION

      A. "Confidential Information" means any information: (i) disclosed by one Party (the "Disclosing Party") to the other (the "Receiving Party"), which, if in written, graphic, machine-readable or other tangible form is marked as "Confidential" or "Proprietary," or which, if disclosed orally or by demonstration, is identified at the time of initial disclosure as confidential and is summarized in writing and similarly marked and delivered to the Receiving Party within thirty (30) Days of initial disclosure; (ii) which at the time it is disclosed is or should reasonably be known by the Receiving Party to be proprietary or confidential information of the Disclosing Party, or (iii) which is otherwise deemed to be "Confidential Information" by the terms of this Agreement. Notwithstanding the foregoing, Buyer's Confidential Information shall include without limitation all Specifications of the Product. As used in this
Section 37A, the terms "Receiving Party" and "Disclosing Party" may be understood to include, as appropriate under the circumstances, 3Com or its subsidiaries or Palm or its subsidiaries, as applicable, and MSL or the MSL Affiliates.

      B. Confidential Information Exclusions. Confidential Information will exclude information that the Receiving Party can demonstrate is: (i) now or hereafter, through no unauthorized act or failure to act on Receiving Party's part, in the public domain; (ii) known to the Receiving Party from a source other than the Disclosing Party (including former employees of the Disclosing Party) without an obligation of confidentiality at the time Receiving Party receives the same from the Disclosing Party, as evidenced by written records;
(iii) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (iv) furnished to others by the Disclosing Party without restriction on disclosure; or (v) independently developed by the Receiving Party without use of the Disclosing Party's Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall
(a) assert the confidential nature of the Confidential Information to the agency; (b) immediately notify the Disclosing Party in writing of the agency's order or request to disclose; and (c) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

      C. Confidentiality Obligation. The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use such Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use the same degree of care and means that it utilizes to protect its own information of a similar nature, but in any event not less than reasonable ease and means, to prevent the unauthorized use or the disclosure of such Confidential Information to third parties. The Confidential Information may be disclosed only to employees or contractors of the Receiving Party with a "need to know" who are instructed and agree not to disclose the Confidential Information and not to use the Confidential Information for any purpose, except as set forth herein; provided, however, in the case of Buyer, the term "employees or contractors of a Receiving Party" shall include employees and contractors of Buyer and its Authorized Agents (but with respect to Authorized Agents who are not Affiliates disclosure shall be limited to the extent necessary to enable such Authorized Agents to purchase under this Agreement). The Receiving Party shall have appropriate written agreements with any such employees or contractors sufficient to comply with the provisions of this Agreement. A Receiving Party may not alter, decompile, disassemble, reverse engineer, or otherwise modify any Confidential Information received hereunder and the mingling of the Confidential Information with information of the Receiving Party shall not affect the confidential nature or ownership of the same as stated hereunder.

      D. Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement will be treated as the other Party's Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto may be made in any form of press release or public statement without first consulting with the other Party; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as may be required by law; (ii) to legal counsel of the Parties; (iii) in connection with the requirements of an initial public offering or securities filing; (iv) in confidence, to accountants, banks, and financing sources and their advisors; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

      E. No Confidential Information of Other Parties. Each Party represents and warrants to the other that it has not used and shall not use in the course of its performance hereunder, and shall not disclose to the other, any confidential information of any third party, unless it is expressly authorized in writing by such third party to do so.

      F. Required Disclosure. In the event the Receiving Party is required to disclose the Disclosing Party's Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

38. PUBLIC ANNOUNCEMENTS.

      Seller and Buyer agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement prior to the Closing Date (as such term is defined in the Asset Purchase Agreement) and, except as may be required by applicable law will not issue any such press release or make any such public statement prior to such consultation. Seller and Buyer agree that the initial press release to be jointly issued by the Parties with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed.

39. COUNTRY OF ORIGIN

      For each Product purchased under this Agreement, Seller shall furnish Buyer with country of origin (manufacture), by quantity and part number (Buyer's and Seller's).

40. PROPERTY FURNISHED BY BUYER

      Any tools, drawings, specifications, or other Materials furnished by Buyer for use by Seller in its performance under this Agreement or any Purchase Order issued hereunder shall be identified and shall remain the property of Buyer and shall be used by Seller only in its performance hereunder and Seller shall, at Buyer's expense, take such action as Buyer may reasonably request to give full legal effect to Buyer's rights therein. Such property shall be returned to Buyer at Buyer's cost, upon request, to destination specified by Buyer in good condition, except for normal wear and tear. Buyer shall maintain, or pay to maintain, any Buyer-owned property in use by Seller.

41. GENERAL

      A. Any obligations and duties which, by their nature, extend beyond the expiration or earlier termination of this Agreement, including Sections 18, 20, 24, 26, 27, 30, 32, 36, 37, 40, and 41 (collectively, the "Surviving
Obligations") shall survive any such expiration or termination and remain in effect. Termination shall not relieve any Party from its liability for breach.

      B. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any waiver of any kind by a Party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or default by a Party shall not impair any right, power or remedy which either Party may have with respect to a future breach or default.

      C. To the extent the laws of the United States are applicable, Seller hereby gives assurance to Buyer that it shall not export, re-export or otherwise disclose, directly or indirectly, technical data received from Buyer or the direct product of such technical data to any person or destination when such export, re-export or disclosure is prohibited by the laws of the United States or regulations of a Department of the United States. This Agreement is considered to be Buyer and Seller Confidential Information.

      D. The entire agreement between the Parties is incorporated in this Agreement and Exhibits, and it supersedes all prior discussions and agreements, both oral and written, between the Parties relating to the subject matter hereof. This Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of both Parties, and shall not be supplemented or modified by any course of dealing or trade usage. Variance from or addition to the terms and conditions of this Agreement in any Purchase Order, or other written notification from Seller will be of no effect. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

      E. Exhibits specified in this Agreement shall be attached hereto and by this reference are made a part hereof. The following is a list of exhibits so incorporated:

            Exhibit A: Products and Pricing and No Defect Found Charge Exhibit B: Specifications and IPC 610B Class 2
            Exhibit C: Buyer's Pack-Out and Packaging Specifications Exhibit D: Flexibility Parameters
            Exhibit E: Buyer's Affiliates and Authorized Agents
            Exhibit F: Performance Standards
            Exhibit G: Build Request Process Flow
            Exhibit H: Long Leadtime Authorization Form
            Exhibit I: Environmental Warranties
            Exhibit J: Statement of Work

      F. The construction, validity, and performance of this Agreement and any Purchase Order issued under it shall be governed by the laws of the State of New York. The United Nations Convention on Contracts for the International Sale of Goods is hereby expressly excluded from application to this Agreement.

      G. Each of the Parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the state or federal courts located in the State of New York. Each of the parties by execution hereof (i) hereby irrevocably submits to the jurisdiction of the state and federal courts located in the Borough of Manhattan, City of New York, State of New York for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named court, that it is immune from extraterritorial injunctive relief, that his or its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in the above-named court should be dismissed on the grounds of forum non conveniens, should be transferred to any court other than the above-named court, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by the above-named court. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of New York, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 30 hereof is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 30 hereof does not constitute good and sufficient service of process. The provisions of this Section 41G shall not restrict the ability of any party to enforce in any court any judgment obtained in the state or federal courts located in the State of New York. [*]

      H. Buyer and Seller agree to conduct joint quarterly business reviews with Senior Management of both Parties for the purpose of reviewing the ongoing operational performance of Buyer and Seller as it relates to this Agreement, discuss anticipated business conditions, corrective and preventive action plans as necessary and appropriate respective strategic business decisions.

IN WITNESS, the authorized representatives of the Parties have executed this Agreement.

For the Buyer:                            For the Seller:


/s/ Randy R. Heffner                      /s/ Robert E. Donahue
----------------------------------------- --------------------------------------
Signature                                 Signature

Name:     Randy Heffner                   Name:     Robert E. Donahue
      -----------------------------------       --------------------------------

Title:    Senior Vice President           Title:    President
          Manufacturing Operations              --------------------------------
       ----------------------------------

       11/27/99                                     11/27/99
----------------------------------------- --------------------------------------
Date                                      Date

      MSL hereby joins this Agreement for the purposes set forth in this paragraph. MSL hereby guarantees to Buyer the performance by Seller of the obligations of Seller under this Agreement, and, in the event of default by the Seller of any such obligations, MSL agrees to perform all such obligations as if MSL were Seller under this Agreement (subject to any limitations which would apply if MSL were Seller under this Agreement), and to indemnify and hold harmless Buyer from any loss, costs or damages arising out of any failure of the Seller to perform any such obligations (subject to any limitations which would apply if MSL were Seller under this Agreement).

      MSL hereby expressly waives (a) diligence, presentment, demand for payment, acceptance or protest under this Agreement; (b) discharge due to the disability of Seller with respect to its obligations under this Agreement; (c) any requirement that Buyer exhaust any right, power or remedy or proceed against Seller or any other person that may be liable for any obligations of Seller hereunder and (d) notice of acceptance of its obligations under this Agreement and notice of non-performance by Seller. MSL specifically agrees that it shall not be necessary or required, and MSL shall not be entitled to require, that Buyer (i) file suit or proceed to assert any claim for personal judgement against Seller in respect of any obligations hereunder, (ii) make any effort at collection, enforcement or recovery of all or any part of any obligations hereunder from Seller; or (iii) exercise or assert any other right or remedy to which Buyer is or may be entitled in connection with any such obligations hereunder. Following the Effective Date, Seller and Buyer may amend or modify this Agreement, or settle or comprise any claim hereunder or thereunder, without consent of or notice to MSL. MSL assumes all responsibility for keeping apprised of the financial condition of Seller and its performance under this Agreement. To the extent any of the following are deemed applicable, MSL expressly waives, to the extent permitted by law, the benefit of California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432. MSL further agrees to be bound by Section 41G in connection with disputes arising under this Agreement. MSL hereby represents and warrants to Buyer that it has all requisite power and authority to join this Agreement for the limited purposes stated in this paragraph and perform its obligations pursuant to this Agreement. MSL's obligations hereunder shall survive any termination of this Agreement with respect to the Surviving Obligations and any liability of Seller arising out of the terminated Agreement.

For MSL:


/s/ Kevin C. Melia
------------------------------
Signature

Name: Kevin C. Melia
      ------------------------

Title: Chief Executive Officer
       -----------------------

11/27/99
------------------------------
Date

                                   EXHIBIT A

                PRODUCTS AND PRICING AND NO DEFECT FOUND CHARGE

PRICING


Prior to the end of each [*], or as mutually agreed by both parties, the Parties will conduct a review of the unit price of the Bill of Material (BOM) for each Product manufactured hereunder. Any price reductions in the unit price of the Product's BOM that Buyer controls that is in excess of what Buyer would have otherwise attained that results from Seller's negotiations of Materials cost or design or design or other improvements originated by Seller [*]. [*] associated with [*] will be [*]. Any price reductions in the Product's BOM that Buyer controls that are a result of normal takedown rates in the market or are initiated by Buyer [*]. During such meetings the Parties will, in addition to reviewing the previous [*] takedowns, also review projections for the next [*].

      Pricing will be done at a SKU or Product level.

      Prices for Products will be set [*] for the subsequent [*] and will be established based on the following approach:

      Buyer Controlled Materials - Prices for Buyer Controlled Materials will be provided by Buyer, and [*]. If it is expected that [*] will [*] then a [*] will be used. In any event, any [*] on Buyer Controlled Materials [*] subject to [*] at a Materials level.

      Seller Controlled Materials - Prices for Seller Controlled Materials will be established by applying the [*]. The [*] for these Materials are the [*] for such Materials.

      Value Add - Prices for the [*] following the Closing [*] are shown in [*]. Prices for the [*] will be established by applying [*].

      [*]

      SKU Price = [*]

      For Products not produced in [*] but produced in a [*], the pricing on Seller Controlled Materials and Value Add will be computed [*]. [*] on the Seller Controlled Materials may be [*] prior to the start of the [*].

      Pricing on new Products:

      Prices on new Products will be established as follows:


      Buyer Controlled Materials - [*]

      Seller Controlled Materials - [*]. New Materials to be negotiated.

      Value Add - [*]

      [*]

      From time to time, [*] may be put in to [*]. The Value Add price per unit [*].

      If the Product is deemed by both Parties to be unlike any other in the SLC factory then the pricing will be determined on a [*] unless otherwise mutually agreed by both parties.


      Example,


      [*]


      This approach applies if the Product is required to meet load commitments.

      SKU Price = [*].

PRICE REDUCTIONS

      Required [*] for the Initial Term of the Agreement are set forth in Table A-1 (provided that such required [*] shall be subject to [*]. For the avoidance of doubt, it shall not be [*].

                                      [*]

                                      [*]
                                      [*]

Definitions:      o     "Buyer Controlled" Materials under this Exhibit A shall
                        mean those Materials in the BOM [*].

                  o "Seller Controlled" Materials under this Exhibit A shall mean those Materials in the BOM [*].


                  o     Value Add - Encompasses all [*]

                  o     Materials prices are [*]


[*] ABOVE THRESHOLD LEVEL

Within any given [*] if Buyer's [*] set forth below, then [*].

The exception to this [*] is if the [*] were due to [*].



                                       [*]

                    3COM PRODUCTS MANUFACTURING AND PACK-OUT

            All products falling in the following categories and families

            MMD


                  [*]


            MD


                  [*]

                                   EXHIBIT B

                       SPECIFICATION AND IPC610B CLASS 2

      Specifications shall be the existing specifications for the Products in use at the Salt Lake City facility, or as otherwise mutually agreed. Upon request from either Party, the Parties will mutually agree on additional documentation of such Specification.

                                    EXHIBIT C

                 BUYER'S PACK-OUT AND PACKAGING SPECIFICATIONS

      Specifications shall be the existing specifications for the Products in use at the Salt Lake City facility, or as otherwise mutually agreed. Upon request from either Party, the Parties will mutually agree on additional documentation of such Specification.

                                   EXHIBIT D

                             FLEXIBILITY PARAMETERS

Cancellation and Change Schedule:

A. Cancellations:


      Buyer may cancel Purchase orders at any time with the following liability:
[*]


      Excess and Obsolete Materials are subject to the charges as described in Sections 7 and 8.

B. Outward Reschedules:

      Days before scheduled Delivery Date    Allowable percentage of Reschedules
      -----------------------------------    -----------------------------------


                        [*]                                 [*]


      Flexibility Reschedules: Buyer and Seller will mutually determine the amount of materials to be held in inventory to provide flexibility. Seller will drive initiatives to create Product and component flexibility through innovative Demand Pull signals that trigger demand to build product based upon Seller sales order activity. This demand signal will be used as a pull signal throughout the Seller's manufacturing process. The SMT line should be triggered to build upon demand and trigger pulling raw components into the factory from a VMI model.

         Days before
      scheduled delivery
            date                          Committed flexibility
      ------------------   -----------------------------------------------------


            [*]                     [*]


      Buyer and Seller will review all options available and any premiums required to provide Buyer both expedited replenishment and maximum upward flexibility.

                                   EXHIBIT E

                    BUYER'S AFFILIATES AND AUTHORIZED AGENTS

Affiliates: None

Authorized Agents: None

                                   EXHIBIT F

                             PERFORMANCE STANDARDS


      Performance Standards for the [*] following the Effective Date shall be [*], or as otherwise mutually agreed. Upon request from either Party, the Parties will mutually agree on additional documentation of such Performance Standards. Performance Standards for [*] shall be mutually agreed by the Parties prior to the commencement of the [*] following the Effective Date and shall include [*]

                                   EXHIBIT G

                        BUILD REQUEST PROCESS FLOWCHART

                                                   BUILD REQUEST
                                                    PROCESS FLOW

                                      [*]

                                   EXHIBIT H

                        LONG LEADTIME AUTHORIZATION FORM

      The following is a sample of the long leadtime authorization form to be completed by Seller and submitted to Buyer for approval in accordance with
Section 4J. The parties may amend this form upon mutual agreement.


      In accordance with Section 4J of the Supply Agreement dated as of November 27 1999, between Seller and Buyer, Seller requests authorization from Buyer to order Materials beyond the quoted leadtime plus [*] period based on unique circumstances for the following devices.


      Affected Buyer division:
      Buyer Part Number:
      Description of material:
      Affected assemblies:
      Name of supplier(s) of material:
      Reason, justification for requested authorization:
      New order leadtime period requested:
      Duration of this long leadtime authorization:

      Seller

      By:_________________________________________________

      Print Name:_________________________________________

      Title:______________________________________________

      Date:_______________________________________________

      Approved:

      ____________________________________________________
      Buyer


      By:_________________________________________________

      Print Name:_________________________________________

      Title:______________________________________________

      Date:_______________________________________________

                                   EXHIBIT I

                            ENVIRONMENTAL WARRANTIES

      To the extent the Products manufactured at the Salt Lake City facility are compliant with the following as of the Effective Date and with respect to any changes made by Seller after the Effective Date, Seller represents and warrants to Buyer that upon and after the Effective Date of this Agreement:

      (i) Seller will not provide any Product to Buyer which has come into physical contact with: (i) a Class I substance, as defined in Article 611 of the Federal Clean Air Act (the "Act"), during any portion of the manufacturing process; or (ii) a Class II substance, as defined in the Act and Title 40, Code of Federal Regulations, Article 82 (the "Code"), during any portion of the manufacturing process, where there has been a determination by the U.S. Environmental Protection Agency that there is a substitute product or manufacturing process for such product which does not rely on the use of such Class II substance, that reduces overall risk to human health and the environment, and that is currently or potentially available, in accordance with the Code.

      (ii) Buyer shall not be subjected to any warning or labeling requirements regarding a Class I substance or a Class II substance pursuant to the Act or any regulation promulgated under the Act, as a result of any Product provided by Seller to Buyer under this Agreement. Seller shall comply with applicable environmental regulations involving recyclable packaging to the extent such packaging is not specified by Buyer.

      (iii) The Products will not contain or be manufactured using ozone depleting substances including without limitation chloroflourocarbons, halons, methylchloroforms and carbon tetrachlorides.

      In the event that the Salt Lake City facility is not compliant with any of the foregoing as of the Effective Date, the Parties will work to develop and implement a plan to achieve compliance on a going-forward basis.

                                   EXHIBIT J

                               STATEMENT OF WORK

PROTOTYPING SERVICES:


[*]

Buyer expects some ongoing small runs of builds (typically [*] units) for component qualification purposes (using production boards). Buyer expects to give [*] notice, have turnaround time of [*], and pay [*] premium on top of normal information cost. Urgent [*] turn requests for the same purposes will be paid at [*] premium on top of normal information cost.



                                      J-1